Consent of Independent Registered Public Accounting Firm



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 16, 2005, relating to the financial statements and financial highlights which appears in the July 31, 2005 Annual Report to Shareholders of AllianceBernstein Mid-Cap Growth Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in such Registration Statement.





PricewaterhouseCoopers LLP
New York, New York
October 26, 2005